Exhibit 10.1

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (“Agreement”) is entered into by and between Ronald F. Dutt (hereinafter “EMPLOYEE”) and Flux Power Holdings, Inc., a Nevada corporation (hereinafter “EMPLOYER”). EMPLOYEE and EMPLOYER shall be referred to as the “Parties.”

WHEREAS, the Parties entered into an Amended and Restated Executive Employment Agreement dated February 12, 2021 (the “Employment Agreement”) which replaced and superseded a prior employment agreement between the Parties, dated December 11, 2012 (the “Prior Employment Agreement”);

WHEREAS, the Parties thereafter entered into an Amendment to Executive Employment Agreement dated March 10, 2025 which replaced and superseded the Employment Agreement (the “Amendment”);

WHEREAS, pursuant to the Amendment, EMPLOYER agreed to provide EMPLOYEE with certain severance pay and benefits (the “Severance Benefits”) in the event the certain cessations of employment, subject to, among other things, EMPLOYEE entering into, not revoking, and complying with a Release as that term is defined in Employment Agreement;

WHEREAS, this Agreement is the Release referred to in the Employment Agreement;

WHEREAS, EMPLOYER’S Board of Directors appreciates EMPLOYEE’s contributions to EMPLOYER; and

WHEREAS, in exchange for, among other things, EMPLOYEE entering into and fully complying with the terms and conditions contained in this Agreement, EMPLOYER shall provide EMPLOYEE with the Severance Benefits as described in Paragraph 6 of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Termination of Employment. EMPLOYEE’S employment by EMPLOYER, as well as EMPLOYEE’s holding of all officer, director, board, committee, and/or other positions with EMPLOYER, any of EMPLOYER’s subsidiaries, if any, shall be deemed to have ended on March 31, 2025 (the “Termination Date”). EMPLOYEE agrees to execute any documents reasonably requested by EMPLOYER or any controlled entities in order to effectuate such termination. By signing this Agreement, EMPLOYEE affirms and agrees that EMPLOYEE has been paid all wages earned through and including the date of this Agreement, including all earned bonuses, all incentive compensation, and all accrued and unused vacation time.

2. Release. In exchange for the promises contained in this Agreement, EMPLOYEE agrees that EMPLOYEE, or any person acting by, though, or under EMPLOYEE, releases EMPLOYER, its parent companies, affiliates, subsidiaries, d/b/a’s, divisions, predecessors, successors, assigns, attorneys, and any individual or entity EMPLOYEE alleges to be a joint employer of EMPLOYEE, and the current and former officers, directors, shareholders, representatives, employees, attorneys, agents, and insurers/risk groups thereof (collectively, the “Releasees”), from any and all claims EMPLOYEE has against them, and agrees that EMPLOYEE will not institute any action or actions, cause or causes of action (in law or in equity), suits, debts, liens, claims, demands, known or unknown, fixed or contingent or otherwise, which EMPLOYEE may have or claim to have in state or federal court, or with any state, federal or local government agency or with any administrative or advisory body related to EMPLOYEE’S employment by EMPLOYER.

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EMPLOYEE further agrees that EMPLOYEE is compromising, settling, and releasing Releasees from any and all claims under any federal, state or local law or ordinance, tort, employment contract (express or implied), public policy, wrongful discharge or any other obligation arising prior to the date of this Agreement, including any claims arising under the California Industrial Welfare Commission Wage Orders; the Fair Labor Standards Act, as amended; the California Labor Code, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Family and Medical Leave Act, as amended; California Family Rights Act – Cal. Gov’t Code § 12945.2 et seq., as amended; California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq., as amended; California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq., as amended; California Wage Payment Act, as amended; California Equal Pay Law – Cal. Lab. Code § 1197.5 et seq., as amended; California Whistleblower Protection Law – Cal. Lab. Code § 1102-5(a) to (c), as amended; the California Occupational Safety and Health Act, as amended; the National Labor Relations Act; California Labor Code § 6300 et seq., and any applicable regulations thereunder; the California Private Attorneys General Act, California Labor Code section 2699, et seq., as amended; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any claim for penalties, unpaid wages, unpaid overtime, unfair business practices, unjust enrichment, fraud, failure to provide accurate itemized wage statements, meal and rest period premiums, waiting time penalties, failure to pay minimum wage, wrongful termination, discrimination, harassment, retaliation, or intentional infliction of emotional distress; any public policy, contract, tort, or common law; or any claim for costs, fees, or other expenses, including attorneys’ fees.

Consistent with the releases contained herein, EMPLOYEE agrees that if a claim is prosecuted in EMPLOYEE’S name before any court, government agency, administrative agency or advisory body against any Releasee or any person acting by, through, under, or in concert with any Releasee, EMPLOYEE waives and agrees not to take any award of money or other damages from such claim. EMPLOYEE also agrees if a claim is prosecuted in EMPLOYEE’S name against any Releasee or any and all persons acting by, through, under or in concert with any Releasee, that EMPLOYEE will immediately request in writing the claim on EMPLOYEE’S behalf be withdrawn.

The foregoing shall not be construed to release or waive any right that may not be released or waived pursuant to applicable law. However, to the fullest extent allowed by law, EMPLOYEE agrees to waive any right to monetary or other recovery should any claim be pursued on EMPLOYEE’S behalf arising out of or related to any events arising prior to the date of this Agreement, whether on an individual, class, collective, or representative basis. Furthermore, in the event that EMPLOYEE is named as a member of any class, collective, or group in any action against any Releasee arising from conduct predating this Agreement, EMPLOYEE agrees that EMPLOYEE’S claims shall be dismissed and EMPLOYEE’S class, collective, and/or group membership terminated immediately upon presentation of this Agreement, and EMPLOYEE shall promptly execute any papers necessary to achieve this end.

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3. Waiver of Civil Code Section 1542 Rights. EMPLOYEE acknowledges and agrees that EMPLOYEE is aware of and expressly waives all rights and benefits conferred on EMPLOYEE now or in the future under the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

EMPLOYEE, being aware of this section, hereby relinquishes all rights and benefits EMPLOYEE may have based thereon and upon any other statutes or common law principles of similar effect. However, EMPLOYEE does not waive any rights or claims that may arise after the date this Agreement is executed.

4. No Pending Actions. EMPLOYEE represents and warrants that EMPLOYEE has not filed any action, claim, charge, or complaint against EMPLOYER or any Releasees with any local, state, or federal agency or court related to EMPLOYEE’S employment by EMPLOYER, and agrees that EMPLOYEE will not do so in the future. EMPLOYEE acknowledges and agrees that EMPLOYEE’S agreement not to sue EMPLOYER or Releasees for any reason related to EMPLOYEE’S employment by EMPLOYER, except for any claims that cannot be waived pursuant to applicable law, is a material term of this Agreement.

5. ADEA Review and Revocation Period. In order to comply with the Older Workers Benefits Protection Act (29 U.S.C. Section 626(f)) and effectuate the release by EMPLOYEE of any potential claims under the Federal Age Discrimination In Employment Act, EMPLOYEE acknowledges, affirms, and agrees as follows:

A. EMPLOYEE acknowledges and affirms that EMPLOYEE has been given twenty-one (21) days to review and consider the Agreement before signing it. EMPLOYEE understands that EMPLOYEE may use as much or as little of the period as EMPLOYEE wishes prior to signing the Agreement.

B. EMPLOYEE agrees that EMPLOYEE is waiving and releasing any rights EMPLOYEE may have under the Age Discrimination In Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. EMPLOYEE acknowledges that the consideration given for this waiver and release is in addition to anything of value to which EMPLOYEE was already entitled. EMPLOYEE acknowledges that EMPLOYEE has carefully reviewed the Agreement and understands the terms and conditions it contains. By entering into the Agreement EMPLOYEE is giving up potentially valuable legal rights and EMPLOYEE intends to be bound by all the terms and conditions set forth in the Agreement. EMPLOYEE does not waive rights or claims that may arise after the date the Agreement is executed. EMPLOYEE is entering into the Agreement freely, knowingly and voluntarily. EMPLOYEE has been advised to consult legal counsel before executing the Agreement.

C. EMPLOYEE acknowledges and affirms EMPLOYEE’s understanding that this Release does not prohibit EMPLOYEE from filing any ADEA related charges with any governmental administrative agency as long as EMPLOYEE does not personally seek reinstatement, damages, remedies, or other relief as to any claim that EMPLOYEE has released, any right to which EMPLOYEE hereby waives.

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D. EMPLOYEE acknowledges and affirms EMPLOYEE’s understanding that, within seven (7) calendar days of the date of EMPLOYEE’s signature on this Agreement, EMPLOYEE may revoke the release and waiver of any rights EMPLOYEE may have under the ADEA only. Revocation must be made by delivering a written notice of revocation stating “I intend to revoke the release and waiver of any rights I may have under the ADEA” to EMPLOYER’S Senior People Resources Manager, Cyndi Rowan, at 2685 South Melrose Drive, Vista, California 92081, which must be received no later than the close of business on the seventh (7th) calendar day (or next business day thereafter, if the seventh calendar day is not a business day) after EMPLOYEE signs this Agreement. Notice to EMPLOYER for purposes of this Agreement shall be effective if and only if it is delivered within the revocation period set forth above by one or more of the following means: (a) personally; (b) by overnight courier; or (c) by registered United States mail.

Notwithstanding anything to the contrary in this Agreement, EMPLOYEE shall not be subject to any penalties (such as attorneys’ fees) in connection with any challenge by EMPLOYEE to the validity of this ADEA waiver.

6. Severance Benefits. In exchange for, among other things, EMPLOYEE signing and complying with the terms of this Agreement, EMPLOYER agrees to pay EMPLOYEE the following compensation for which EMPLOYEE would otherwise not be entitled:

A. EMPLOYER will pay to EMPLOYEE the gross amount of Three Hundred Eighty-Six Thousand Two Hundred Fifty Dollars and Two Cents ($386,250.02) in twelve (12) installments of approximately Thirty-Two Thousand One Hundred Eighty-Seven Dollars and Fifty Cents each ($32,187.50), which payments shall be made on an IRS Form W-2 basis and shall be subject to withholdings and deductions as required by law (“Salary Installment Payment”). The first Salary Installment Payment shall be made on the last day of the first calendar month following the Termination Date, and each subsequent Salary Installment Payment shall be made on the last day of each calendar month after that.

B. EMPLOYER shall pay to EMPLOYEE a monthly cash payment for twelve (12) months in an amount of Four Thousand Thirty Four Dollars and Twenty Cents ($4,034.20) (“Insurance Installment Payment”), which is equal to the monthly employer contribution that EMPLOYER would have made to provide health insurance to the EMPLOYEE if the EMPLOYEE had remained employed by the EMPLOYER. Each Installment Payment shall be made on an IRS Form 1099 basis, without any withholdings or deductions.

C. Also by signing this Agreement, EMPLOYEE acknowledges and agrees that he is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, program, or arrangement.

7. Tax Indemnification. EMPLOYER’s payment to EMPLOYEE described above in Paragraph Six represents a compromise of any and all of EMPLOYEE’S known or unknown claims against Releasees. EMPLOYEE agrees to indemnify and to hold harmless Releasees from any and all actions, claims or demands brought by any tax or other authority based upon EMPLOYEE’S tax obligations arising from the payment to be made pursuant to this Agreement, and EMPLOYEE agrees specifically to reimburse EMPLOYER for any taxes, interest and penalties paid by EMPLOYER and for the costs, legal fees, and any other expenses incurred by EMPLOYER as a result of any such actions, claims or demands.

8. Non-Admission of Liability. The Parties hereto acknowledge the execution of this Agreement, and each of the terms contained herein, is not, and shall not be construed in any way as an admission of wrongdoing or liability on the part of either party hereto.

9. Confidentiality. As a condition of, and consideration for, the payment and other benefits EMPLOYEE is to receive herein, EMPLOYEE agrees that:

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A. Neither EMPLOYEE, nor EMPLOYEE’S attorneys nor agents, will disclose, disseminate or publicize or cause or permit to be disclosed, disseminated or publicized, the fact of and the terms of this Agreement, directly or indirectly, to any person, corporation, association or governmental agency, except for EMPLOYEE’S spouse, attorney, or accountant or for the purposes of enforcing this Agreement, should that ever become necessary, and/or except as required by law or legal process. The spouse, attorney, and/or accountant to whom this Agreement is disclosed are also bound by this confidentiality provision.

B. EMPLOYEE will neither orally nor in writing make defamatory or otherwise injurious statements concerning EMPLOYER or EMPLOYEE’S employment relationship with EMPLOYER, or about any Releasees, to any current or future employee, vendor, or potential vendor, and any client or potential or client of EMPLOYER. Further, EMPLOYEE shall continue to be bound by EMPLOYEE’S prior agreement, restated and incorporated herein, not to use, disclose, or exploit any confidential or sensitive information regarding EMPLOYER or concerning anyone else having worked with or for EMPLOYER or currently working with or for EMPLOYER.

C. Notwithstanding any terms to the contrary contained herein, nothing in this Agreement shall prohibit EMPLOYEE from providing truthful information or testimony in response to any court order, subpoena, litigation, deposition, or government investigation, nor shall it prohibit the disclosure of factual information related to an act of sexual assault, an act of sexual harassment, an act of workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination, pursuant to California Code of Civil Procedure § 1001. Furthermore, nothing in this Agreement shall prevent EMPLOYEE from exercising any rights that EMPLOYEE might possess under Section 7 of the National Labor Relations Act, if any, or cooperating with any investigation being conducted by the National Labor Relations Board, provided that EMPLOYEE’S communications are not so disloyal, reckless or maliciously untrue as to lose the NLRA’s protection.

10. Return of Equipment. EMPLOYEE represents and warrants EMPLOYEE has returned or will return to EMPLOYER prior to the Termination Date all equipment, hardware, files, keys, papers, data, software, computer hardware, records and other materials EMPLOYEE has received or prepared in connection with EMPLOYEE’S employment by EMPLOYER, including all copies thereof, and EMPLOYEE further represents and warrants that EMPLOYEE will not use or disclose to any other person any confidential information belonging to EMPLOYER or concerning EMPLOYER.

11. Binding Effect. Except as otherwise expressly provided herein, this Agreement will inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.

12. Verification of Employment. EMPLOYER agrees that if contacted by a prospective employer of EMPLOYEE or other third party, it will only verify and/or provide EMPLOYEE’S final job title and dates of employment.

13. Governing Law. This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in all respects, in accordance with the laws of the State of California.

14. Waiver. The waiver by any party of any breach of any of the provisions of this Agreement shall not constitute waiver of any subsequent breach of the same, or of any other provision of this Agreement.

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15. Severability. If any of the above provisions are found null, void, or inoperative for any reason, the remaining provisions will remain in full force and effect.

16. Right to Counsel. EMPLOYEE understands that EMPLOYEE has the right to seek the advice of an attorney of EMPLOYEE’S own choosing to review this Agreement, and affirms that EMPLOYER has provided EMPLOYEE with at least five (5) business days in which to do so, during which time EMPLOYER has agreed not to withdraw or alter any terms of this Agreement. EMPLOYEE further understands that EMPLOYEE may use as much or as little of the period as EMPLOYEE wishes prior to signing the Agreement.

17. Voluntary Agreement. EMPLOYEE acknowledges and affirms that EMPLOYEE has read the above paragraphs and fully understands the terms, nature and effect of this Agreement, which EMPLOYEE has executed knowingly, voluntarily, and of EMPLOYEE’s own free will.

18. Joint Drafting. The Parties agree that this Agreement shall be deemed to have been jointly drafted, and that any uncertainty or ambiguity shall not be construed for or against any Party hereto.

19. Integrated Agreement. This Agreement may be supplemented, amended, or modified only by the mutual agreement of the parties. No supplement, amendment, or modification of this Agreement shall be binding unless it is in writing and signed by both parties.

20. Survival. All representations, warranties and covenants contained in this Agreement shall survive the termination of the Agreement.

21. Attorneys’ Fees Upon Dispute. If a dispute arises under this Agreement in which one party seeks to enforce its rights, the prevailing party shall be awarded reasonable attorney’s fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment.

In Witness whereof, the Parties have executed this Agreement.

EMPLOYEE		EMPLOYER

Flux Power Holdings, Inc.

	/s/ Ronald F. Dutt		/s/ Dale Robinette
By:	Ronald F. Dutt	By:	Dale Robinette
		Its:	Lead Independent Director and Chair of Compensation Committee
Date:	March 31, 2025	Date:	March 31, 2025

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